YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for January 30, 2014

QUAKER INVESTMENT TRUST

QUAKER SMALL-CAP GROWTH TACTICAL ALLOCATION FUND

Dear Shareholder:

We have been trying to reach you. Recently we distributed proxy materials in connection with a Special Meeting of Shareholders of the Quaker Small-Cap Growth Tactical Allocation Fund (“the Fund”) concerning an important proposal affecting your fund. The Special Meeting of Shareholders is fast approaching and our records indicate that we have not yet received your vote. In an effort to avoid incurring any further expenses, we are asking you to please take a moment right now to submit your vote.

This Special Meeting had been called to ask the shareholders of the Fund to approve the liquidation of the assets and dissolution of the Quaker Small-Cap Growth Tactical Allocation Fund pursuant to the provisions of the Plan of Liquidation and Dissolution approved by the Board of Trustees of the Trust. While to date, an overwhelming majority of the votes received have been cast in favor of the proposals, a quorum of the shares entitled to vote has not yet been achieved.

 To avoid adjournments and additional solicitation costs, the Board of Trustees is asking you to use the enclosed proxy card to authorize your vote “FOR” the Proposal.

The proxy statement is available online at www.OkapiVote.com/QIT

In order for your vote to be represented, we must receive your instructions.  For your convenience, please utilize any of the following methods to submit your vote:

1.	By Internet
Follow the simple instructions on the enclosed proxy card.

2.	By Touchtone
Please call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail
Simply return your executed proxy card in the envelope provided.

If possible, please utilize one of the first two options to ensure your vote is captured in time for the meeting

Please take a moment and vote today!  Thank you.